Exhibit 4.2
                           ICEBERG BRANDS CORPORATION


                        INCENTIVE STOCK OPTION AGREEMENT




Agreement dated ____________, between Iceberg Brands Corporation, a Nevada Corporation (the "Company"), with its principal office at Suite 806 - 1288 Alberni Street, Vancouver, B.C., Canada, V6E 4N5 and ______________________, residing at ____________________________________________________________
("Optionee").


1. Grant of Option. The Company hereby grants to Optionee effective as of ________________, ("Grant Date"), the right and option ("Option") to purchase from the Company, for a price equal to the exercise price determined as described below ("Exercise Price"), up to _______ shares of the Company's common stock ("Shares"), as a qualified incentive stock option ("Option"), which Option shall be subject to the applicable terms and conditions set forth below and is being granted pursuant to the Iceberg Brands Corporation Incentive Stock Option Plan ("Plan").


2. Terms and Conditions of Option. The Option evidenced by this Agreement is subject to the following terms and conditions, as well as the terms and conditions of Section 3 hereof.


        a. Exercise Price. The Exercise Price is $________ per Share, which is the fair market value per Share on the Grant Date as determined in accordance with the Plan.

        b. Term of Option. The term of the Option over which the Option may be exercised shall commence on the Grant Date and, subject to the provisions of Section 3(b) below, shall terminate five years thereafter.

        c. Exercisability of Option. As to the total number of Shares with respect to which the Option is granted, the Option shall be exercisable [on and after the first anniversary of the Grant Date] [as follows: (i) _____% of the Option in the aggregate may be exercised on or after
        __________; (ii) _____% of the Option in the aggregate may be exercised on or after __________; (iii) . . .]


However, the right of Optionee to exercise the Option shall be deferred to the extent that the Option otherwise would not be treated as a qualified incentive stock option by reason of the $100,000 annual limitation under Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code").


3. Additional Terms and Conditions.


        a. Exercise of Option; Payments for Shares . An Option may be exercised from time to time with respect to all or any portion of the number of Shares with respect to which the Option has become exercisable, in whole or in part, by written notice to the Company at the Company's then principal office, to the attention of the Administrative Committee for the Iceberg Brands Corporation Incentive Stock Option Plan (the "Committee"), substantially in the form of Exhibit A attached hereto. Notwithstanding anything in this Agreement to the contrary, no Option may be exercised prior to the date on which the Plan is approved by the Company's shareholders. Any notice of exercise of the Option shall be accompanied by payment of the full Exercise Price for the Shares being purchased by certified or bank check payable to the order of Iceberg Brands Corporation or, as may be allowed by the Committee, by delivery to the Company of a number of Shares already owned by Optionee having a fair market value equal to such Exercise Price. In addition, with the consent of the Committee, the Company may cooperate with Optionee in arranging a "cashless exercise" of the Option through a broker approved by the Committee. The Option shall not be exercised for any fractional Shares and no fractional Shares shall be issued or delivered. The date of actual receipt by the Company of the notice of exercise shall be treated as the date of exercise of the Option for the Shares being purchased.

        b. Termination of Option . If Optionee's employment with the Company or any Subsidiary terminates, the Option shall continue to be exercisable, to the extent it is exercisable on the date such employment terminated, for three (3) months after such termination, but in no event after the date the Option otherwise terminates. However, if Optionee's employment terminates because of Optionee's death or disability, the Option shall continue to be exercisable, to the extent it is exercisable on the date such employment terminated, for twelve (12) months after such termination, but in no event after the date the Option otherwise terminates.

        c. Continued Employment . The Option granted hereunder shall confer no right on Optionee to continue in the employ of the Company or any Subsidiary, or limit in any respect the right of the Company or any Subsidiary (in the absence of a specific agreement to the contrary) to terminate Optionee's employment at any time.

        d. Issuance of Shares; Registration; Withholding Taxes . As soon as practicable after the exercise date of the Option, the Company shall cause to be issued and delivered to Optionee, or for the Optionee's account, a certificate or certificates for the Option Shares purchased. The Company may postpone the issuance or delivery of the Shares until
        (i) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (ii) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (iii) the payment to the Company, upon its demand, of any amount requested by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the exercise of the Option. Optionee shall comply with any and all legal requirements relating to Optionee's resale or other disposition of any Shares acquired under this Agreement. The certificates representing the Shares acquired pursuant to the Option may bear such legend as described in Section 6 and as counsel to the Company otherwise deems appropriate to assure compliance with applicable law.

        e. Nontransferability of Options . The Option and this Agreement shall not be assignable or transferable by Optionee other than by will or by the laws of descent and distribution. During Optionee's lifetime, the Option and all rights of Optionee under this Agreement may be exercised only by Optionee (or by his guardian or legal representative). If the Option is exercised after Optionee's death, the Committee may require evidence reasonably satisfactory to it of the appointment and qualification of Optionee's personal representatives and their authority and of the right of any heir or distributee to exercise the Option.

        f. Option is Incentive Stock Option . The Option granted hereunder is intended to qualify as an "incentive stock option", as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended.


4. Changes in Capitalization; Reorganization.


        a. Adjustments . The number of shares of Common Stock which may be subject to options under the Plan, the number of Shares subject to the Option, and the Exercise Price shall be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock by reason of stock dividends, split- ups, recapitalizations or other capital adjustments. Notwithstanding the foregoing, (i) no adjustment shall be made, unless the Committee determines otherwise, if the aggregate effect of all such increases and decreases occurring in any fiscal year is to increase or decrease the number of issued shares by less than five percent (5%); (ii) any right to purchase fractional shares resulting from any such adjustment shall be eliminated; and (iii) the terms of this Section 4(a) are subject to the terms of Section 4(b) below.

        b. Corporate Transactions . Pursuant to Article 13 of the Program, in the event of (i) a dissolution or liquidation of the Company, (ii) merger or consolidation or reorganization of the Company in which the Company is not the surviving corporation, (iii) merger or consolidation or reorganization in which the Company is the surviving corporation but after which the shareholders cease to own their shares in the Company,
        (iv) the sale of substantially all of the assets of the Company, or (v) the acquisition, sale, or transfer of more than fifty percent (50%) of the outstanding shares of the Company (herein referring to (i) through (v) as "Corporate Transaction"), or (iv) the Board of Directors of the Company proposes that the Company enter into a Corporate Transaction, then the Committee may in its discretion take any or all of the following actions: (i) by written notice to Optionee, provide that the Option shall be terminated unless exercised within thirty (30) days (or such longer period as the Committee shall determine its discretion) after the date of such notice; and (ii) accelerate the dates upon which any or all outstanding Options granted to Optionee shall be exercisable.

        Whenever deemed appropriate by the Committee, any action referred to in this Section 4(b) may be made conditional upon the consummation of the applicable Corporate Transaction.

        c. Committee Determination . Any adjustments or other action pursuant to this Section 4 shall be made by the Committee, and the Committee's determination as to what adjustments shall be made or actions taken, and the extent thereof, shall be final and binding.


5. No Rights as Shareholder . Optionee shall acquire none of the rights of a shareholder of the Company with respect to the Shares until a certificate for the shares are issued to Optionee upon the exercise of the Option. Except as otherwise provided in Section 4 above, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such certificate is issued.


6. Legends . All certificates evidencing Shares purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):


THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1934, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.


If, in the opinion of the Company and it counsel, any legend placed on a stock certificate representing Shares sold under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.


7. Optionee Bound by Plan . Optionee hereby acknowledges receipt of a copy of the Plan and acknowledges that Optionee shall be bound by its terms, regardless of whether such terms have been set forth in the Agreement. Notwithstanding the foregoing, if there is an inconsistency between the terms of the Plan and the terms of this Agreement, Optionee shall be bound by the terms of the Plan.


8. Notices . Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Optionee at Optionee's address listed above or such other address of which Optionee shall have advised the Company by similar notice, or to the Company at its then principal office, to the attention of the Committee.


9. Miscellaneous . This Agreement and the Plan set forth the parties' final and entire agreement with respect to the subject matter hereof, may not be changed or terminated orally and shall be governed by and shall be construed in accordance with the laws of the State of Nevada, United States of America, despite the fact that one or both parties may be or shall become a resident of a different state or country. This Agreement shall bind and benefit Optionee, the heirs, distributees and personal representative of Optionee, and the Company and its successors and assigns.


IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.




ICEBERG BRANDS CORPORATION






By: _______________________________________


Title: ____________________________________




OPTIONEE




___________________________________________________






                                    EXHIBIT A



________________, 2003


Iceberg Brands Corporation
Attention: Administrative Committee for
Iceberg Brands Corporation
Suite 806,
1288 Alberni Street
Vancouver, B.C. Canada
V6E 4N5

Dear Sir/Madam:

Pursuant to the provisions of the Iceberg Brands Corporation Incentive Stock Option Agreement, dated _______________, 2003 (the "Option Agreement"), whereby you have granted me the Option to purchase up to _____ shares of common stock of Iceberg Brands(the "Company"), I hereby notify you that I elect to exercise my option to purchase _____ of the shares covered by the Option at $________, the price determined in accordance with the Option Agreement. In full payment of such price for the shares being purchased hereby, I am delivering to you.

The undersigned hereby agrees to provide the Company, prior to the receipt of the shares being purchased hereby, with such representations or certifications or payments that the Company may require pursuant to the terms of the Plan and the Option Agreement.

Sincerely,


Address:


(For notices, reports, dividend checks and communications to shareholders.)